Exhibit 99.1

VIRGIN MEDIA REPORTS FIRST QUARTER 2007 RESULTS

London, England, May 9, 2007 — Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended March 31, 2007. This earnings release contains historical financial information on both an actual reported basis and a pro forma basis. The pro forma results for the quarter ended March 31, 2006 assume that the merger with Telewest took place on January 1, 2006. No pro forma financial information has been presented in respect of the acquisition of Virgin Mobile, which closed on July 4, 2006.

Highlights

•                 On-net RGU per customer rises for 5th consecutive quarter following merger

•                 Total RGUs reached 15,384,100, a pro forma increase of 376,700 in last twelve months

•                 Triple play penetration up to 42.9% from 34.9% a year ago

•                 Monthly churn reduced to 1.6% in Q1

•                 75,200 Digital TV RGU net additions in Q1 to take total TV customers up to 3.39m

•                 Virgin Media Broadband customers reach more than 3.41m with a further 97,600 broadband RGU net additions in Q1

•                 54,200 new mobile contract customers in Q1

•                 OCF of £305.7m

•                 Operating loss of £15.3m

Operational review

•                 Rebranded to Virgin Media with £25m incremental investment

•                 Launched innovative VOD channel, Virgin Central

•                 43% of digital TV base now use VOD on monthly basis

•                 Doubled number of V+ subscribers during quarter — now at 150,000

•                 Expanded retail presence with Dixons agreement

•                 Virgin Media named Best Consumer ISP at ISPA Awards

•                 JD Power ranked Virgin Mobile highest for customer satisfaction in both pre-pay and contract

•                 Quad-play launched in non-cable areas

Steve Burch, Chief Executive Officer of Virgin Media, said:

“Our first quarter of 2007 shows strong growth in TV and broadband, while fixed line telephone continues to struggle.  We are encouraged by the decline in churn and the impact that our rebrand message is having on consumers.  The £25 million incremental spending on rebrand and marketing will have long term benefits as we establish our position in the marketplace. With reinvigorated products and packaging, and a focus on cash flow growth, the outlook for our business remains strong”

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:
M: Communications
Lisa Gordon:	+44 (0) 20 7153 1540
Nick Fox:	+44 (0) 20 7153 1548

Conference call details

There will be a conference call for analysts and investors today at 0900 EST/ 1400 UK time.  Analysts and investors can dial in to the presentation by calling +1 617 213 8853 in the United States or + 44 (0) 20 7365 8426 for international access, passcode “Virgin Media Inc.” for all participants.

The presentation can also be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, May 16, 2007.  The dial-in replay number for the US is:  +1 617 801 6888 and the international dial-in replay number is: +44 (0) 20 7365 8427, passcode: 20069939.

Notes to the financial and operational results for the three months ended March 31, 2007

The commentary below refers to financial results prepared on both an actual reported and a pro forma basis. The first quarter 2007 and fourth quarter 2006 results include the operations of Telewest and Virgin Mobile which were acquired on March 3, 2006 and July 4, 2006, respectively. The pro forma results for the quarter ended March 31, 2006 assume that the merger with Telewest occurred on January 1, 2006. No pro forma financial information has been presented in respect of the acquisition of Virgin Mobile. The pro forma financial information is non-GAAP financial information that management believes facilitates a comparative analysis of developments in the Company’s business.

OCF is operating income before depreciation, amortization and other charges and is a non-GAAP financial measure. Please see Appendix E for a discussion of our pro forma financial information and Appendix F for a reconciliation of pro-forma non-GAAP financial measures to their nearest GAAP equivalents.

Unless otherwise indicated, all historical references to operational statistics including customer and subscriber figures, ARPU and churn are on a pro forma basis assuming the merger with Telewest and the acquisition of Virgin Mobile occurred on January 1, 2006. Unless otherwise indicated, mobile customer information prior to acquisition has been taken, without adjustment, from Virgin Mobile’s historical information.

SUMMARY FINANCIAL RESULTS (unaudited)

			Pro forma
			(excl. Virgin Mobile)
	Q1 2007	Q4 2006	Q1 2006
	£m	£m	£m
Revenue
Cable
Consumer	637.3	644.4	636.7
Business	163.0	168.8	165.6
	800.3	813.2	802.3
Mobile	141.0	151.7	—
Content	80.6	116.7	86.5
Total Revenue	1,021.9	1,081.6	888.8

OCF	305.7	313.0	277.0

Operating (loss)/income	(15.3)	9.2	(0.9)

GROUP OPERATIONS STATISTICS (‘000s)

			Pro forma
			(incl. Virgin Mobile)
	Q1 2007	Q4 2006	Q1 2006
Group RGUs

On-net TV	3,390.0	3,353.9	3,315.9
On-net Digital TV	3,081.1	3,005.9	2,786.5

Broadband
On-net	3,146.4	3,058.5	2,821.7
Off-net	270.5	260.8	224.8
	3,416.9	3,319.3	3,046.5
Mobile
Prepay	4,215.2	4,330.7	4,231.4
Contract	246.3	192.1	92.3
	4,461.5	4,522.8	4,323.7
Telephone
On-net	4,050.6	4,114.0	4,268.1
Off-net	65.1	44.5	53.2
	4,115.7	4,158.5	4,321.3

TOTAL RGUs	15,384.1	15,354.5	15,007.4

Net RGU adds

On-net TV	36.1	38.5	5.6
On-net Digital TV	75.2	83.9	70.6

Broadband
On-net	87.9	78.1	191.4
Off-net	9.7	18.0	26.1
	97.6	96.1	217.5
Mobile
Prepay	(115.5)	(60.2)	(30.0)
Contract	54.2	71.3	8.4
	(61.3)	11.1	21.6
Telephone
On-net	(63.4)	(64.3)	8.1
Off-net	20.6	1.1	(7.1)
	(42.8)	(63.2)	1.0

RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2007
TOTAL REVENUE

Total revenue in the first quarter was £1,021.9 million (Q4 2006: £1,081.6m). The majority of the decline from the previous quarter was due to a reduction in Content segment revenue, driven mainly by seasonally lower Sit-up sales. Year on year revenue growth in the first quarter was £410.5 million, due to the merger with Telewest and the acquisition of Virgin Mobile.

CABLE SEGMENT REVENUE
Consumer

Consumer revenue in the first quarter was £637.3 million (Q4 2006: £644.4m) from a base of 4.81 million customers, down 46,900 on the previous quarter. The revenue decline primarily reflected a small decrease in ARPU to £42.75 from £42.82 and the net customer loss.

RGU per customer grew to 2.20 from 2.17 in the quarter and triple play penetration increased to 42.9% from 40.6% reflecting our drive to encourage bundling and focus on better quality customers. This had a positive impact on ARPU but was offset by lower telephony usage. We expect a return to ARPU growth for the balance of the year, as a result of continued growth in RGU per customer.

Gross customer additions in the first quarter were 184,300, down from 213,500 in the fourth quarter, due to the loss of BSkyB’s basic channels from our platform and to increased competitor activity.

Churn in the first quarter was 1.6%, down from 1.7% in the previous quarter due mainly to fewer non-pay disconnections, with total gross disconnections of 231,200, down 19,300 compared to the previous quarter. Non-pay churn has reduced as a result of a more rigorous credit policy in the latter half of 2006 and the ongoing shift towards more efficient sales channels.

In January, we began the extensive marketing campaign behind our new Virgin Media brand, which launched on February 8, 2007.

On March 1, 2007, BSkyB (“Sky”) removed its basic channels from our TV platform. Intense publicity surrounding the channels’ withdrawal caused customer confusion and affected the acquisition of new subscribers. Sky’s removal of its basic channels did not significantly impact churn in the first quarter, since customers are required to give 30 days’ notice in order to cancel their contracts. The impact on churn, therefore, will become clear in subsequent quarters.  We have taken action to mitigate the impact of the channels’ withdrawal through our competitively priced consumer propositions, reinvigorated communications and marketing, the increased range and availability of VOD content and the inherent appeal of the new Virgin Media brand. We therefore believe the overall churn impact to be within our expectations.

As a result of the Sky basics issue and also continuing pressure on telephony, we expect negative customer, TV and telephony net additions in the second quarter.

We have significantly enhanced our retail sales presence with an agreement with the Dixons group to market, demonstrate and sell our products in 730 retail stores including Currys Digital, Currys and PC World. We are also in discussions with other retail chains to expand our retail presence further.

Broadband

We continue to experience strong growth in the number of cable broadband subscribers with net additions of 87,900 in the quarter, up from 78,100 in the previous quarter. Virgin Media now has 3.15 million cable broadband subscribers.

As an end-to-end network owner, cable has inbuilt advantages in the quality of broadband service that we offer. Customers can receive consistent speeds no matter where they live on our network and we have begun the phased roll-out of an increase in our top tier speed to 20Mb.  We are also currently conducting a residential trial of a 50Mb broadband service.

Our product superiority was recognized in February when we were named Best Consumer ISP at the Internet Services Providers’ Association Awards. The award recognized that we demonstrate outstanding value for money and customer care. We were also voted as best ISP/Broadband company by the readers of Computer Active magazine in April.

Television

Digital television net additions were 75,200, following net additions of 83,900 in the previous quarter.  Total TV net additions, which include analog television, were 36,100 in the quarter, down slightly from 38,500 in the previous quarter. Growth has been strong due to the continued roll-out of new products alongside compelling marketing and product propositions.

Video-on-demand (VOD) is now available to all of our digital subscribers. Over 43% are now using our VOD service on a monthly basis.

Unlike other providers, our range of content is extensive including over 500 movies, highlights from the previous week’s primetime schedule, over 1,000 hours of top TV series and over 1,000 music videos available every day. We have VOD content available from HBO, Buena Vista, Warner, BBC, Channel 4 and Alliance Atlantis, as well as Virgin Media TV. Further major content additions are expected throughout the year as we utilize amounts formerly paid for Sky basic channels to strengthen our line up and add even more choice for our customers.

We have launched our innovative new VOD channel, Virgin Central, which showcases some of our best TV series and allows easy access to different episodes of series on an interactive basis. In the first month of launch, the channel had approximately 3 million views.

We have also completed the roll-out of our newly rebranded V+ box, which is a high definition (HDTV) compatible digital video recorder (DVR). We believe this is the best DVR product on the market with 80 hours recording time, three tuners and full VOD capability. We more than doubled our V+ subscriber base in the quarter and now have 150,000 V+ subscribers who have upgraded to the V+ service. We have over 150 hours of HDTV content and will be expanding this range.

Telephony

Telephony net subscriber losses in the quarter were 63,400. We have been acquiring new telephony customers at a lower rate than overall customer acquisition. This is due to a competitive market, our successful broadband and TV dual acquisition offers, and the fact that Virgin Media is one of the few suppliers from which customers can buy broadband without needing a telephone line or switching their telephone line.

In order to address these subscriber losses, we are refocusing the way we market and sell our bundles to ensure that telephony is emphasized at the point of sale. For example, we shifted our current marketing towards a triple play bundle that includes home telephone.

We have also continued our strategy of increasing the number of subscribers on flat rate packages to grow subscribers and reduce the impact of declining fixed line telephony usage. We have rebalanced our pricing by reducing prices of our two main fixed rate packages and increasing some variable call rates.

Off-net

Consumer off-net revenue, which is included in total consumer revenue, was up slightly at £17.3 million (Q4 2006: £17.2m). At the quarter-end, we had 270,500 off-net broadband subscribers, with growth of 9,700 in the quarter. We also added 20,600 off-net telephony subscribers during the quarter and now have a base of 65,100.

The current year will see an aggressive roll-out of our off-net strategy which is being developed to leverage the Virgin Media brand nationally by extending it into non-cable areas. The first step of this was our launch of a digital TV service on April 2, 2007, thereby expanding the availability of our quad-play of broadband, telephone, mobile and TV services beyond our cable network. The new TV service uses the digital terrestrial television platform and a new set top box to offer consumers over 40 free-to-air TV channels and over 25 digital radio stations accessed through an easy to use eight-day, Virgin Media branded, on-screen TV guide.

We are close to finalizing an agreement with a wholesale local loop unbundling provider, which will enable us to launch an IPTV (Internet Protocol Television) service in 2008 including pay broadcast channels and VOD to customers outside of our cable areas on unbundled exchanges.

A key benefit from our off-net strategy will be our ability to offer a Virgin Media branded quad-play to the significant number of cable customers who churn because they are moving out of our addressable areas.

Legal and regulatory issues

We are taking regulatory and legal steps to address both the immediate damage caused by Sky’s abusive behavior and underlying structural flaws that are precluding the development of a dynamic and competitive pay-TV market. We have begun legal action against Sky in relation to the basics’ withdrawal as well as the highly discriminatory rates imposed by Sky for retailing Virgin Media TV channels on its satellite platform. In addition, following a joint submission from Virgin Media, BT, Setanta and Top-Up TV, OFCOM, the UK media and telecommunications regulator, has recently announced it is launching an enquiry to determine whether it should use its powers under the Enterprise Act to ask the UK’s Competition Commission to carry out a comprehensive investigation into the UK pay-TV market.

Business

Business revenue was £163.0 million, down £5.8 million compared to the previous quarter primarily due to a £7.6 million decline in wholesale revenues as anticipated in our fourth quarter earnings release partially offset by £1.7 million growth in retail revenue.

This decline in wholesale revenue related to the completion of the build of a Wide Transmission Network (WTN) for a wholesale mobile customer. This decline was lower than anticipated in the first quarter, but as a result, we expect some further wholesale revenue decline in the second quarter.

CABLE SEGMENT OCF

Cable segment OCF in the quarter was £266.8 million, down £30.0 million compared to the previous quarter. This was due mainly to the £25 million of incremental investment in branding and marketing activities supporting our rebrand to Virgin Media. There was also a negative margin impact of £9 million from the Business division, driven largely by lower wholesale revenues.

In January, we began the extensive marketing campaign behind our new Virgin Media brand with an incremental branding and marketing spend of £25 million compared to the previous quarter. These costs will be lower in the second quarter, but will remain at a higher level as compared to the fourth quarter of 2006.

MOBILE SEGMENT

Mobile Revenue

Total mobile revenue in the quarter was £141.0 million (Q4 2006: £151.7m) comprising £136.0 million service revenue (Q4 2006: £141.8m) and £5.0 million equipment revenue (Q4 2006: £9.9m). The revenue decline was mainly due to seasonal factors leading to reduced mobile monthly ARPU, net customer losses of 61,300 and lower equipment revenue. The fourth quarter holiday season typically has high levels of customer additions and usage.

We continued to grow the number of higher ARPU contract customers, with net additions of 54,200 in the quarter compared to 8,400 in the same quarter last year as reported by Virgin Mobile prior to the acquisition. This was partly driven by our cross-sell to Virgin Media cable customers with 47,000 sales during the quarter. The high proportion of contract customer sales through direct channels and cross-sell contributed to lower acquisition costs. The number of lower ARPU pre-pay customers fell by 115,500 during the quarter due mainly to lower gross additions as a result of seasonality, increased competitiveness in the market and up-selling of prepay customers to higher ARPU contract tariffs.

We expect to continue to grow the number of contract customers in the second quarter, but again expect this to be outweighed by the loss of lower ARPU pre-pay customers. Our growth focus this year will revolve around the reinvigoration of our “value” marketing message, continuing to focus on our growing contract business, cross-selling to our cable customer base, exploiting and benefiting from the marketing investment of the Virgin Media rebrand and further retail store openings. These stores will also sell the full range of our Virgin Media products.

Overall mobile service ARPU fell to £10.07 in the first quarter (Q4 2006: £10.59) primarily because of a reduction in contract ARPU due to the success of our 4 for £40 bundled offer, which includes a discounted mobile contract to promote the sales of cable bundles, and seasonally lower pre-pay ARPU following higher usage in the fourth quarter.

Mobile OCF

Mobile OCF was £26.7 million in the quarter, up from £14.2 million in the previous quarter. This was partly due to our shift towards more efficient sales channels such as cable cross-sell and other direct channels with lower subscriber acquisition costs. It has also been positively affected by our strategy not to compete as aggressively in the lower ARPU pre-pay market which has reduced our subscriber acquisition costs.

CONTENT SEGMENT

Content Revenue

The Content segment consists of Virgin Media Television (VMTV) and Sit-up. VMTV was rebranded from Flextech in February.

Total Content segment revenue, after inter segment elimination, was £80.6 million (Q4 2006: £116.7m), comprising £29.3 million from VMTV and £51.3 million from Sit-up. This decrease was largely due to seasonally lower Sit-up revenue and reduced subscription revenue at VMTV. VMTV sells programming to the Virgin Media cable segment; as a result, for consolidation purposes, £5.9 million of inter segment revenue has been eliminated.

VMTV revenue, after inter segment elimination, was down £5.4 million from the previous quarter. This was as anticipated and was mainly due to reduced subscription revenue from Sky as a result of a new channel carriage contract, partially offset by increases in advertising and other revenue.

Sit-up revenue was £51.3 million (Q4 2006: £82.0m). As anticipated, and consistent with the seasonal experience in 2006, first quarter sales were significantly down on the fourth quarter due to the end of the holiday season. Sit-up reported pro forma revenue of £51.9 million in the first quarter last year.

Content OCF

Content segment OCF in the quarter contributed £12.2 million, up £10.2 million from the prior quarter due mainly to the settlement of a legal claim, which resulted in the reversal of an historic accrual of £7.9 million. Content segment OCF is expected to be lower in the second quarter due to the non-recurrence of the accrual reversal and an increase in programming costs.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND OTHER CHARGES (OCF)

OCF was £305.7 million in the first quarter (Q4 2006: £313.0m). The decline was due to the increases in Mobile and Content OCF being offset by the decrease in Cable OCF as discussed above. OCF was up £28.7 million compared to the same pro forma quarter last year, due mainly to the acquisition of Virgin Mobile and the non-recurrence of Telewest merger and related fees of £21 million that were incurred in the first quarter of 2006 on a pro forma basis.

As discussed above, in January, we began the extensive marketing campaign behind our new Virgin Media brand with an incremental branding and marketing spend of £25 million compared to the previous quarter. These costs will be lower in the second quarter, but will remain at a higher level as compared to the fourth quarter of 2006.

OCF in the second quarter will be affected by lower Content segment OCF due to the non-recurrence of the £7.9 million accrual reversal and an increase in programming costs.

OCF is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Operating Loss/Income and Net Loss

Operating loss was £15.3 million (Q4 2006: £9.2m income) with the increase mainly due mainly to increased depreciation. This also compares with operating income of £3.9 million in the first quarter of 2006 with the increase due mainly to increased OCF offset by the increased depreciation and amortization, occurring following the merger with Telewest and the acquisition of Virgin Mobile.

Net loss was £120.3 million (Q4 2006: £122.1 million) and compares with a net loss of £119.9 million in the first quarter of 2006. The operating loss and higher interest expense in the first quarter of 2007 were offset by the non-recurrence of the loss on extinguishment of debt of £32.4 million that was incurred in the first quarter of 2006.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £154.9 million, down £23.7 million from the higher than usual level seen in the previous quarter.

Compared to the first quarter of 2006, fixed asset additions (accrual basis) were up £37.1 million due mainly to the merger with Telewest.

The total purchase of fixed assets and intangible assets was £152.6 million in the quarter, compared to £157.8 million in the previous quarter and £135.3 million in the same quarter last year.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of March 31, 2007, long term debt (net of current portion) was £6,132 million. This consisted of £5,026 million outstanding under our Senior Credit Facility, £1,023 million of Senior Notes, and £83 million of capital leases and other indebtedness. Cash and cash equivalents were £365 million.

On April 13, 2007, we borrowed £890 million under our Senior Credit Facility which will be repayable in 2012, and used £863 million of the net proceeds to repay some of our obligations under our Senior Credit Facility that were originally scheduled to be paid in 2007 through 2011.

Cash interest paid (exclusive of amounts capitalized) was £155.0 million in the quarter and £416.6 million for the last twelve months.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to control customer churn; (3) the effect of technological changes on our businesses; (4) the continued right to use the Virgin name and logo; (5) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (6) possible losses in revenues due to systems failures; (7) the ability to provide attractive programming at a reasonable cost; (8) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (9) the functionality or market acceptance of new products that we may introduce; (10) the ability to obtain and retain expected synergies from the merger of our legacy NTL and Telewest businesses and the acquisition of Virgin Mobile; (11) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the acquisition of Virgin Mobile; (12) the ability to achieve business plans for the combined company; (13) the ability to fund debt service obligations through operating cash flow; (14) the ability to obtain additional financing in the future and react to competitive and technological changes; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future earnings will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on March 1, 2007. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Change of Company Name

On February 6, 2007, NTL Incorporated changed its name to Virgin Media Inc.

NTL-Telewest Merger

On March 3, 2006, the former NTL Incorporated (now known as Virgin Media Holdings Inc.) merged with a subsidiary of Telewest Global, Inc. (now known as Virgin Media Inc.) Because this transaction was accounted for as a reverse acquisition, the actual reported financial information included in this release is of the corporation now known as Virgin Media Holdings Inc. for the period through March 3, 2006 and thereafter it reflects the reverse acquisition of Telewest Global, Inc. The pro forma financial information for the three months ended March 31, 2006 treats the merger as if it occurred on January 1, 2006.

Virgin Mobile Acquisition

On July 4, 2006, we completed the acquisition of Virgin Mobile Holdings (UK) plc, or Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the United Kingdom. We have entered into a long-term trademark license agreement with Virgin Enterprises Limited pursuant to which we have changed the name of our parent company, and re-branded our existing consumer and part of our content businesses with the Virgin brand.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF) and pro forma OCF, and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity.  Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets and purchase of intangible assets, respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Pro Forma Financial Information

The pro forma presentation of our financial results contained herein is non-GAAP financial information. We have included the pro forma information to provide a useful basis for evaluating developments in our business over time, but it should not be viewed as a substitute for our GAAP financial information. Please see Appendix E.

Appendices:

A)	Financial Statements
• Condensed Consolidated Statements of Operations
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statements of Cash Flows
• Quarterly Condensed Consolidated Statements of Operations
B)	Group Residential Operations Statistics
C)	Segmental Analysis
D)	Fixed Asset Additions (Accrual Basis)
E)	Pro Forma Combined Condensed Financial Information
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)                                                FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in £ millions, except share and per share data) (unaudited)

	Three months ended
	March 31,
	2007	2006

Revenue	1,021.9	611.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	449.3	254.9
Selling, general and administrative expenses	266.9	158.1
Other charges	11.6	8.4
Depreciation	232.1	149.3
Amortization	77.3	36.8
Total costs and expenses	1,037.2	607.5
Operating (loss) income	(15.3)	3.9

Other income(expense)
Interest income and other, net	7.0	8.6
Interest expense	(118.5)	(83.8)
Share of income from equity investments	7.2	1.4
Foreign currency transaction gains (losses)	3.3	(10.0)
Loss on extinguishment of debt	—	(32.4)
Losses on derivative instruments	(0.5)	(9.2)
Loss before income taxes, minority interest and cumulative effect of
change in accounting principle	(116.8)	(121.5)
Income tax expense	(3.5)	—
Minority interest	—	0.4
Cumulative effect of change in accounting principle	—	1.2
Net loss	(120.3)	(119.9)

Basic and diluted loss before income taxes, minority interest and
cumulative effect of change in accounting principle per share	£(0.37)	£(0.51)
Basic and diluted cumulative effect of change in accounting principle
per share	£0.00	£0.00
Basic and diluted net loss per share	£(0.37)	£(0.51)
Dividends per share	£0.01	—
Average number of shares outstanding (in millions)	324.2	236.5

CONDENSED CONSOLIDATED BALANCE SHEETS
(in £ millions)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(See Note)

Assets
Current assets
Cash and cash equivalents	365.1	418.5
Restricted cash	5.9	6.0
Accounts receivable - trade, less allowances for doubtful accounts	440.8	461.2
Inventory	88.6	65.3
Prepaid expenses and other current assets	88.5	87.4
Total current assets	988.9	1,038.4

Fixed assets, net	5,951.8	6,026.3
Goodwill and other indefinite-lived intangible assets	2,506.4	2,516.5
Intangible assets, net	1,044.9	1,120.5
Equity investments	373.5	371.5
Other assets, net of accumulated amortization	173.9	170.3
Total assets	11,039.4	11,243.5

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	381.0	379.6
Accrued expenses and other current liabilities	428.7	485.5
VAT and employee taxes payable	87.8	82.8
Restructuring liabilities	118.6	126.8
Interest payable	121.7	158.2
Deferred revenue	263.3	268.0
Current portion of long-term debt	27.8	141.9
Total current liabilities	1,428.9	1,642.8

Long-term debt, net of current portion	6,131.5	6,017.2
Deferred revenue and other long-term liabilities	271.1	276.2
Defered income taxes	70.9	77.2
Total liabilities	7,902.4	8,013.4
Commitments and contingent liabilities
Minority interest	—	—
Shareholders’ equity
Common stock	1.8	1.8
Additional paid-in capital	4,310.9	4,303.4
Accumulated other comprehensive income	139.0	116.0
Accumulated deficit	(1,314.7)	(1,191.1)
Total shareholders’ equity	3,137.0	3,230.1
Total liabilities and shareholders’ equity	11,039.4	11,243.5

Note: The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in £ millions) (unaudited)

	Three months ended
	March 31,
	2007	2006

Net cash provided by operating activities	106.0	207.3

Investing activities
Purchase of fixed and intangible assets	(152.6)	(135.3)
Acquisitions, net of cash acquired	(1.0)	(1,999.2)
Other	5.7	9.8
Net cash used in investing activites	(147.9)	(2,124.7)

Financing activities
New borrowings, net of financing fees	(0.1)	4,920.0
Principal payments on long-term debt and capital leases	(7.5)	(3,241.3)
Other	(2.9)	27.2
Net cash (used in) provided by financing activities	(10.5)	1,705.9

Effect of exchange rate changes on cash and cash equivalents	(1.0)	(5.4)
Decrease in cash and cash equivalents	(53.4)	(216.9)
Cash and cash equivalents, at beginning of period	418.5	735.2
Cash and cash equivalents, at end of period	365.1	518.3

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	155.0	65.5

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2007	2006	2006	2006	2006

Revenue	1,021.9	1,081.6	1,024.9	884.3	611.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	449.3	510.4	440.0	367.5	254.9
Selling, general and administrative expenses	266.9	258.2	267.1	223.5	158.1
Other charges	11.6	15.6	30.9	12.1	8.4
Depreciation	232.1	207.9	222.6	219.3	149.3
Amortization	77.3	80.3	73.9	55.6	36.8
Total costs and expenses	1,037.2	1,072.4	1,034.5	878.0	607.5
Operating (loss) income	(15.3)	9.2	(9.6)	6.3	3.9

Other income (expense)
Interest income and other, net	7.0	10.4	7.1	8.6	8.6
Interest expense	(118.5)	(124.8)	(113.2)	(135.6)	(83.8)
Share of income from equity investments	7.2	4.1	3.9	3.1	1.4
Foreign currency transaction gains (losses)	3.3	7.7	6.3	(94.1)	(10.0)
Gain (loss) on extinguishment of debt	—	0.1	(0.5)	—	(32.4)
(Losses) gains on derivative instruments	(0.5)	3.2	1.6	5.7	(9.2)

Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(116.8)	(90.1)	(104.4)	(206.0)	(121.5)
Income tax (expense) benefit	(3.5)	1.0	0.9	9.9	—
Minority interest	—	1.0	(0.7)	0.3	0.4
Loss from continuing operations	(120.3)	(88.1)	(104.2)	(195.8)	(121.1)

Discontinued operations
Income from discontinued operations before income taxes	—	—	—	—	—
(Loss) gain on disposal of assets	—	(0.2)	8.1	—	—
Income tax expense	—	—	—	—	—
Income from discontinued operations	0.0	(0.2)	8.1	0.0	0.0

Cumulative effect of change in accounting principle	—	(33.8)	—	—	1.2

Net loss	(120.3)	(122.1)	(96.1)	(195.8)	(119.9)

Basic and diluted loss from continuing operations per share	£(0.37)	£(0.27)	£(0.32)	£(0.68)	£(0.51)
Basic and diluted income from discontinued operations per share	—	£0.00	£0.02	—	—
Basic and diluted loss from cumulative effect of change in
accounting principle per share	—	£(0.10)	—	—	£0.00
Basic and diluted net loss per share	£(0.37)	£(0.37)	£(0.30)	£(0.68)	£(0.51)
Average number of shares outstanding (in millions)	324.2	323.8	322.0	287.9	236.5

B)                    GROUP RESIDENTIAL OPERATIONS STATISTICS
(data in 000’s)

				Pro Forma (1)	Pro Forma (1)
	Q1-07	Q4-06	Q3-06	Q2-06	Q1-06
Group RGUs
Opening RGUs	15,354.5	15,272.0	15,100.1	15,007.4	14,804.9
Data Cleanse (2)	—	—	—	(69.0)	—
Adjusted Opening RGUs	15,354.5	15,272.0	15,100.1	14,938.4	14,804.9
Net RGU adds	29.6	82.5	171.9	161.7	202.5
Closing Group RGUs	15,384.1	15,354.5	15,272.0	15,100.1	15,007.4

Group RGUs
Telephone
On-net	4,050.6	4,114.0	4,178.3	4,233.0	4,268.1
Off-net	65.1	44.5	43.4	47.7	53.2
	4,115.7	4,158.5	4,221.7	4,280.7	4,321.3
On-net TV	3,390.0	3,353.9	3,315.4	3,293.1	3,315.9
On-net DTV	3,081.1	3,005.9	2,922.0	2,836.2	2,786.5
Broadband
On-net	3,146.4	3,058.5	2,980.4	2,902.3	2,821.7
Off-net	270.5	260.8	242.8	235.0	224.8
	3,416.9	3,319.3	3,223.2	3,137.3	3,046.5
Mobile
Prepay	4,215.2	4,330.7	4,390.9	4,292.8	4,231.4
Contract	246.3	192.1	120.8	96.2	92.3
	4,461.5	4,522.8	4,511.7	4,389.0	4,323.7

Total RGUs	15,384.1	15,354.5	15,272.0	15,100.1	15,007.4

Net RGU adds
Telephone
On-net	(63.4)	(64.3)	(54.6)	(21.6)	8.1
Off-net	20.6	1.1	(4.3)	(5.5)	(7.1)
	(42.8)	(63.2)	(58.9)	(27.1)	1.0
On-net TV	36.1	38.5	22.2	8.3	5.6
On-net DTV	75.2	83.9	85.8	73.8	70.6
Broadband
On-net	87.9	78.1	78.1	104.9	191.4
Off-net	9.7	18.0	7.8	10.2	26.1
	97.6	96.1	85.9	115.1	217.5
Mobile
Prepay	(115.5)	(60.2)	98.1	61.4	(30.0)
Contract	54.2	71.3	24.6	3.9	8.4
	(61.3)	11.1	122.7	65.3	(21.6)

Total Net RGU adds	29.6	82.5	171.9	161.7	202.5

Notes

(1)             Subscriber information for Q1-06 and Q2-06 is on a pro forma combined basis assuming that the merger with Telewest and the acquisition of Virgin Mobile had occurred on January 1, 2006.

(2)             Data cleanse activity in Q2-06 resulted in a decrease of 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)
(data in 000’s except percentages, RGU/Customer and ARPU)

					Pro Forma (1)
	Q1-07	Q4-06	Q3-06	Q2-06	Q1-06
Customers
Opening Customers	4,854.5	4,891.5	4,928.7	4,983.8	4,958.0
Data Cleanse (2)	—	—	—	(36.2)	—
Adjusted Opening Customers	4,854.5	4,891.5	4,928.7	4,947.6	4,958.0

Gross customer adds	184.3	213.5	229.2	192.3	218.1
Total Customer disconnections	(231.2)	(250.5)	(266.5)	(211.2)	(192.3)
Net customer adds	(46.9)	(37.0)	(37.3)	(18.9)	25.8
Closing Customers	4,807.6	4,854.5	4,891.5	4,928.7	4,983.8

Monthly customer churn %	1.6%	1.7%	1.8%	1.5%	1.3%

Cable RGUs
Opening RGUs	10,526.4	10,474.1	10,428.4	10,405.7	10,200.6
Data Cleanse (2)	—	—	—	(69.0)	—
Adjusted Opening RGUs	10,526.4	10,474.1	10,428.4	10,336.7	10,200.6
Net RGU adds	60.6	52.3	45.7	91.7	205.1
Closing RGUs	10,587.0	10,526.4	10,474.1	10,428.4	10,405.7

Net RGU Adds
Telephone	(63.4)	(64.3)	(54.6)	(21.6)	8.1
Television	36.1	38.5	22.2	8.3	5.6
DTV	75.2	83.9	85.8	73.8	70.6
Broadband	87.9	78.1	78.1	104.9	191.4
Total Net RGU Adds	60.6	52.3	45.7	91.7	205.1

Revenue Generating Units (RGUs)
Telephone	4,050.6	4,114.0	4,178.3	4,233.0	4,268.1
Television	3,390.0	3,353.9	3,315.4	3,293.1	3,315.9
DTV	3,081.1	3,005.9	2,922.0	2,836.2	2,786.5
Broadband	3,146.4	3,058.5	2,980.4	2,902.3	2,821.7
Total RGUs	10,587.0	10,526.4	10,474.1	10,428.4	10,405.7

RGU / Customer	2.20	2.17	2.14	2.12	2.09

Bundled Customers
Dual RGU	1,657.7	1,725.7	1,798.3	1,838.9	1,939.1
Triple RGU	2,061.2	1,972.8	1,892.1	1,830.4	1,741.4
Percentage of dual or triple RGUs	77.4%	76.2%	75.4%	74.4%	73.8%
Percentage of triple RGUs	42.9%	40.6%	38.7%	37.1%	34.9%

Cable ARPU	£42.75	£42.82	£42.48	£42.21	£41.50
ARPU calculation:
On-net revenues	£620,000	£626,700	£625,400	£628,400	£618,600
Average customers	4,834.9	4,878.8	4,907.4	4,962.3	4,969.2

Homes Marketable On-net
Telephone	12,348.2	12,431.4	12,427.1	12,312.7	12,311.2
ATV	12,696.2	12,509.7	12,505.5	12,661.1	12,656.7
DTV	12,045.2	11,986.3	11,982.2	12,009.7	11,989.2
Broadband	11,801.7	11,819.6	11,815.4	11,766.2	11,745.7
Total homes	12,696.2	12,509.7	12,505.5	12,661.1	12,656.7

Penetration of Homes Marketable On-net
Telephone	32.8%	33.1%	33.6%	34.4%	34.7%
Television - Total	26.7%	26.8%	26.5%	26.0%	26.2%
Television - DTV	25.6%	25.1%	24.4%	23.6%	23.2%
Broadband	26.7%	25.9%	25.2%	24.7%	24.0%
Total Customer	37.9%	38.8%	39.1%	38.9%	39.4%

Notes

(1)             Subscriber information for Q1-06 is on a pro forma combined basis assuming that the merger with Telewest had occurred on January 1, 2006.

(2)             Data cleanse activity in Q2-06 resulted in a decrease of 36,200 customers and 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.

(3)             A table showing our operational statistics for Q1-06 on an actual basis reflecting the merger with old Telewest on March 3, 2006 can be found in our Form 10-Q for Q1-06, filed with the SEC on May 10, 2006.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q1-07	Q4-06	Q3-06	Q2-06	Q1-06
Off-net RGUs
Opening RGUs
Telephone (1)	44.5	43.4	47.7	53.2	60.3
Broadband	260.8	242.8	235.0	224.8	198.7
	305.3	286.2	282.7	278.0	259.0

Net RGU adds
Telephone (1)	20.6	1.1	(4.3)	(5.5)	(7.1)
Broadband	9.7	18.0	7.8	10.2	26.1
	30.3	19.1	3.5	4.7	19.0

Closing RGUs
Telephone (1)	65.1	44.5	43.4	47.7	53.2
Broadband	270.5	260.8	242.8	235.0	224.8
	335.6	305.3	286.2	282.7	278.0

Note

(1)        Off-net Telephone RGUs in Q2-06, Q3-06 and Q4-06 have been restated from previously reported numbers.

MOBILE OPERATIONS STATISTICS
(data in 000’s except ARPU)

	Q1-07	Q4-06	Q3-06	Q2-06 (1)	Q1-06 (1)
Mobile Customers (2)
Opening Customers
Prepay	4,330.7	4,390.9	4,292.8	4,231.4	4,261.4
Contract	192.1	120.8	96.2	92.3	83.9
	4,522.8	4,511.7	4,389.0	4,323.7	4,345.3
Net customer adds
Prepay	(115.5)	(60.2)	98.1	61.4	(30.0)
Contract	54.2	71.3	24.6	3.9	8.4
	(61.3)	11.1	122.7	65.3	(21.6)
Closing Mobile Customers (2)
Prepay	4,215.2	4,330.7	4,390.9	4,292.8	4,231.4
Contract	246.3	192.1	120.8	96.2	92.3
	4,461.5	4,522.8	4,511.7	4,389.0	4,323.7

Mobile monthly ARPU (3)	£10.07	£10.59	£10.28
ARPU calculation:
Service revenue	£136,000	£141,800	£132,500
Average customers	4,499.3	4,465.4	4,294.8

Notes

(1)             Mobile customer information prior to acquisition has been taken, without adjustment, from Virgin Mobile’s historical information, except for contract customers in Q1-06 which have been restated from a ‘connected’ basis to the basis defined in (2) below.

(2)             Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound event in the preceding 90 days. Contract customers are defined as active customers if they have been provisioned and have not been disconnected.

(3)             Mobile monthly ARPU is calculated on service revenue for the periods since acquisition divided by the average active customers for the periods since acquisition, divided by three.

C) SEGMENTAL ANALYSIS
   (£ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Mar 31,
	2007	2006	2006	2006	2006	2006
	Reported	Reported	Reported	Reported	Reported	Pro Forma (1)
Revenue
Cable segment
Consumer	638.1	645.4	643.7	645.1	461.7	637.2
Business	163.1	169.0	162.3	160.1	122.8	165.6
Total	801.2	814.4	806.0	805.2	584.5	802.8
Inter segment revenue	(0.9)	(1.2)	(0.9)	(0.4)	(0.3)	(0.5)
	800.3	813.2	805.1	804.8	584.2	802.3
Mobile segment
Virgin Mobile	141.0	151.4	140.4	—	—	—
Inter segment revenue	—	0.3	—	—	—	—
	141.0	151.7	140.4	—	—	—
Content segment
Virgin Media TV	35.2	40.5	37.8	40.1	12.8	39.9
Sit-up	51.3	82.0	47.5	45.1	16.2	51.9
Total	86.5	122.5	85.3	85.2	29.0	91.8
Inter segment revenue	(5.9)	(5.8)	(5.9)	(5.7)	(1.8)	(5.3)
	80.6	116.7	79.4	79.5	27.2	86.5

Total revenue	1,021.9	1,081.6	1,024.9	884.3	611.4	888.8

Segment OCF (2)
Cable segment OCF	266.8	296.8	296.3	284.5	195.4	267.6
Mobile segment OCF	26.7	14.2	16.0	—	—	—
Content segment OCF	12.2	2.0	5.5	8.8	3.0	9.4
OCF (Total)	305.7	313.0	317.8	293.3	198.4	277.0

Notes:

(1)             The pro forma information presented in this schedule in respect of the three month period ended March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006 - see Appendix E.

(2)             Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix F.

D)                                   FIXED ASSET ADDITIONS (ACCRUAL BASIS)
(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2007	2006	2006	2006	2006

NCTA Fixed Asset Additions
CPE	62.5	59.0	57.8	48.6	40.2
Scaleable infrastructure	15.4	44.9	45.0	46.0	51.4
Commercial	33.5	18.5	16.5	19.6	13.4
Line extensions	0.0	0.9	1.3	1.0	0.7
Upgrade/rebuild	3.5	0.8	0.5	1.3	1.1
Support capital	38.0	49.5	18.0	16.3	10.6
Total NCTA Fixed Asset Additions	152.9	173.6	139.1	132.8	117.4

Non NCTA Fixed Asset Additions	2.0	5.0	8.2	1.1	0.4

Total Fixed Asset Additions (accrual basis)	154.9	178.6	147.3	133.9	117.8

Changes in liabilities related to Fixed Asset Additions (accrual basis)	(2.3)	(20.8)	(13.7)	(5.8)	17.5

Total Purchase of Fixed Assets and Intangible Assets	152.6	157.8	133.6	128.1	135.3

Comprising:
Purchase of Fixed Assets	151.0	147.8	133.6	128.1	135.3
Purchase of Intangible Assets	1.6	10.0	—	—	—
	152.6	157.8	133.6	128.1	135.3

Note: Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.

Fixed Asset Additions (accrual basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (accrual basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

Certain NCTA Fixed Asset Additions have been reallocated for the quarters ended March 31, June 30 and September 30, 2006.

E) PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
(in £ millions) (unaudited)

	Three months ended March 31, 2006
	NTL Inc.	Telewest	Total	Pro Forma
	As reported	Jan 1 - Mar 3	Adjustments	Combined

Revenue	611.4	279.9	(2.5)	888.8
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	254.9	88.5	25.6	369.0
Selling, general and administrative expenses	158.1	110.0	(25.3)	242.8
Other charges	8.4	0.5	—	8.9
Depreciation	149.3	66.1	(5.0)	210.4
Amortization	36.8	8.4	13.4	58.6
	607.5	273.5	8.7	889.7
Operating income (loss)	3.9	6.4	(11.2)	(0.9)
Other income (expense)
Interest income and other, net	8.6	4.0	(4.3)	8.3
Interest expense	(83.8)	(22.2)	(6.0)	(112.0)
Loss on extinguishment of debt	(32.4)	—	—	(32.4)
Other, net	(9.2)	—	—	(9.2)
Share of income from equity investments	1.4	3.6	—	5.0
Foreign currency transaction (losses) gains	(10.0)	1.4	—	(8.6)
Loss from continuing operations before income taxes	(121.5)	(6.8)	(21.5)	(149.8)
Income tax (expense) benefit	—	—	—	—
Minority interest	0.4	—	—	0.4
Loss from continuing operations	(121.1)	(6.8)	(21.5)	(149.4)

Reconciliation of Pro Forma OCF to Pro Forma Operating loss
Pro Forma OCF				277.0
Less:
Other charges				(8.9)
Depreciation				(210.4)
Amortization				(58.6)
Pro Forma Operating loss				(0.9)

The pro forma information presented in respect of the three months ended March 31, 2006 has been prepared  on a basis as if the merger with Telewest had occurred on January 1, 2006 and includes adjustments to reflect the purchase accounting impact on our historical results. Readers should refer to the notes below for further explanation of the adjustments made.

These pro forma operating results are not necessarily indicative of the results that would have been achieved if the merger with Telewest had occurred on January 1, 2006, and undue reliance should not be placed on this information.

No pro forma financial information has been included in respect of the results of Virgin Mobile prior to its acquisition.

For the three months ended March 31, 2006, the unaudited pro forma combined condensed financial information contains the actual combined operating results of NTL with the results of Telewest for the period from January 1, 2006 to March 3, 2006 adjusted to include the pro forma impact of: the elimination of transactions between the former NTL and the former Telewest; the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation; the adjustment of interest income based on the reduced cash balance after the merger transaction; the adjustment of interest expense based on the refinancing in March 2006 using the new senior credit facility and bridge facility borrowing rates;  to reflect the impact of income taxes on the pro forma adjustments utilizing NTL’s statutory tax rate of 35% and certain accounting policy alignment adjustments.  Readers can refer to the Unaudited Pro Forma Combined Condensed Financial Data filed on Form 8-K/A on May 10, 2006, for detailed descriptions of the adjustments made to this information.

F) USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)  Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortization, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses). Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges (OCF)
(on a reported and pro forma basis) to GAAP operating income (loss) (on a reported and pro forma basis)
(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Mar 31,
	2007	2006	2006	2006	2006	2006
	Reported	Reported	Reported	Reported	Reported	Pro Forma (1)

Operating income before depreciation, amortization and other charges (OCF)	305.7	313.0	317.8	293.3	198.4	277.0

Reconciling items
Depreciation and amortization	(309.4)	(288.2)	(296.5)	(274.9)	(186.1)	(186.1)
Other charges	(11.6)	(15.6)	(30.9)	(12.1)	(8.4)	(8.4)
Telewest pro forma operating loss	—	—	—	—	—	4.8
Telewest pro forma depreciation and amortization	—	—	—	—	—	(82.9)
Telewest pro forma other charges	—	—	—	—	—	(0.5)
Operating (loss) income	(15.3)	9.2	(9.6)	6.3	3.9	3.9

Note:

(1)             The pro forma information presented in this schedule in respect of the three month period ended March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006.

(ii) Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Assets Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as measured on an accrual basis. Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measures purchase of fixed assets and purchase of intangible assets, as reported in the Statement of Cashflows. The significant limitations associated with the use of Fixed Assets (Accruals Basis) as compared to purchase of fixed assets and purchase of intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Pro Forma and Reported fixed asset additions (accrual basis) to
GAAP purchase of fixed assets and purchase of intangible assets
(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Mar 31,
	2007	2006	2006	2006	2006	2006
	Reported	Reported	Reported	Reported	Reported	Pro Forma (1)

Pro forma fixed asset additions (accrual basis)						158.3

Pre-acquisition Telewest fixed asset additions (accrual basis)						(40.5)

Fixed asset additions (accrual basis)	154.9	178.6	147.3	133.9	117.8	117.8

Changes in liabilities related to fixed asset additions (accrual basis)	(2.3)	(20.8)	(13.7)	(5.8)	17.5	17.5
Total Purchases of Fixed Assets and Intangible Assets	152.6	157.8	133.6	128.1	135.3	135.3
Comprising:
Purchase of fixed assets	151.0	147.8	133.6	128.1	135.3	135.3
Purchase of intangible assets	1.6	10.0	—	—	—	—
	152.6	157.8	133.6	128.1	135.3	135.3

Note:

(1)             The pro forma information presented in this schedule in respect of the three month period ended March 31, 2006 has been prepared on a basis as if the merger with Telewest had occurred on January 1, 2006.